EXHIBIT 99.1

Integer Holdings Corporation Reports Results for Fourth Quarter and Full Year 2017

~ Results Reflect Strong Sales, Continued Year-over-Year Growth in Net Income, Adjusted EBITDA, and EPS ~
~ Announces Refocused Strategy and Aligns Management to Execute Strategic Imperatives ~
~ Provides Business Outlook for Full Year 2018 ~

FRISCO, Texas, Feb. 22, 2018 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the fourth quarter and year ended December 29, 2017.

Fourth Quarter 2017 Highlights

 ·   Sales of $390 million, an increase of 8.6% on a reported basis and 7.6% on an organic basis year-over-year.

 ·    GAAP: Net Income of $54 million; Diluted EPS of $1.68 per share.

  Results reflect one-time net benefit of $40 million, or $1.24 per share, primarily resulting from the Tax Cuts and Jobs Act (the “Tax Reform Act”) enacted during the quarter.

 ·    Non-GAAP: Adjusted Net Income of $31 million; Adjusted EBITDA of $78 million; Adjusted Diluted EPS of $0.96 per share.

 ·    GAAP and Non-GAAP EPS include negative impact of $0.02 from foreign currency losses in the quarter.

 ·    Generated $34 million of Cash Flow from Operating Activities, repaid $22 million of debt.

Full Year 2017 Highlights

 ·    Sales of $1,462 million, an increase of 5.4% on a reported basis and 5.3% on an organic basis year-over-year.

 ·    GAAP: Net Income of $67 million; Diluted EPS of $2.09 per share.

  Results reflect one-time net benefit of $40 million, or $1.24 per share, primarily resulting from the Tax Reform Act enacted during the fourth quarter of 2017.

 ·    Non-GAAP: Adjusted Net Income of $90 million; Adjusted EBITDA of $286 million; Adjusted Diluted EPS of $2.81 per share.

 ·    GAAP and Non-GAAP EPS include negative impact of $0.24 from foreign currency losses during the year.

 ·    Generated $149 million of Cash Flow from Operating Activities, repaid $129 million of debt.

Focused Strategy for Growth

 ·    Executing on a refocused strategy of portfolio management and operational excellence to accelerate Sales and Profit growth.

  Portfolio Management Strategy: 1) Invest to Grow in Cardio & Vascular, Neuromodulation, and Electrochem; 2) Protect & Preserve Cardiac Rhythm Management; 3) Improve Profitability in Advanced Surgical, Orthopedics, and Power Solutions.

  Operational Excellence Strategy: 1) Earn Customer’s business every day; 2) Optimize Costs as fuel for profitable growth; 3) Strengthen Culture by driving performance excellence and building leadership capability.

 ·    Senior Management team strengthened and aligned to execute on strategic imperatives to drive growth.

“Integer had record sales in the fourth quarter driven by acceleration in our Cardio & Vascular, and Advanced Surgical, Orthopedics and Portable Medical product lines, continued strong performance in our Non-Medical product line, and stabilization in our Cardiac & Neuromodulation product line,” said Joseph Dziedzic, Integer’s president and chief executive officer. “We have completed a strategic review of the business and are now executing on a clear and focused strategy to accelerate sales and profit growth. Our management team has been aligned to successfully execute on our strategic imperatives as we seek to deliver innovative, cost-effective product solutions to our customers and drive shareholder returns over the long-term.”

2018 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
	As Reported	Growth	Adjusted	Growth
Sales	$1,490 to $1,530	2% to 5%	$1,490 to $1,530	2% to 5%
Net Income	$50 to $60	(25%) to (10%)	$102 to $112	13% to 24%
EBITDA	N/A	N/A	$305 to $315	7% to 10%
Earnings per Diluted Share	$1.55 to $1.85	(26%) to (11%)	$3.15 to $3.45	12% to 23%

(a)	Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Net Income, Adjusted Earnings per Diluted Share and Adjusted EBITDA, included in our “2018 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from this non-GAAP financial measure.

(b)	Adjusted Net Income and EPS for 2018 is expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization, IP-related litigation costs, consolidation and realignment costs, asset disposition and write-down charges, and loss on extinguishment of debt totaling approximately $58 million. The after-tax impact of these items is estimated to be approximately $46 million, or approximately $1.42 per diluted share. Additionally, Adjusted Net Income and Adjusted Earnings per Diluted Share is expected to exclude the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act. This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI Tax) is due to the Company making use of its U.S. net operating losses (“NOLs”), and will be eliminated once the Company’s U.S. NOLs are fully utilized in approximately three to five years. This adjustment makes our Adjusted Diluted EPS more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Adjusted EBITDA is expected to consist of Adjusted Net Income, excluding items such as depreciation, interest, stock-based compensation and taxes of approximately $203 million.

“Driven by our strong performance in the fourth quarter, and top-line growth of five percent for the full year, we exited 2017 with strong momentum, which gives us confidence in our 2018 sales guidance,” continued Mr. Dziedzic. “Our expected sales growth, along with the implementation of our operational excellence strategic imperatives should deliver solid year-over-year growth for Adjusted EBITDA and Adjusted Earnings per Share.”

Summary of Financial and Product Line Results
(dollars in thousands, except per share data)

	Three Months Ended
GAAP	4Q 2017	4Q 2016	Change	Organic Growth(b)
Medical Sales(a)
Cardio & Vascular	$140,473	$125,586	11.9%	11.1%
Cardiac & Neuromodulation	116,735	115,942	0.7%	0.7%
Advanced Surgical, Orthopedics & Portable Medical	118,523	106,745	11.0%	8.8%
Total Medical Sales	375,731	348,273	7.9%	6.9%
Non-Medical Sales	14,750	11,318	30.3%	30.3%
Total Sales	$390,481	$359,591	8.6%	7.6%

Net income	$54,338	$7,933	NM
Diluted EPS	$1.68	$0.25	NM

	Year Ended
GAAP	FY 2017	FY 2016	Change	Organic Growth(b)
Medical Sales(a)
Cardio & Vascular	$536,794	$490,857	9.4%	9.2%
Cardiac & Neuromodulation	428,349	439,541	(2.5)%	(2.3)%
Advanced Surgical, Orthopedics & Portable Medical	439,810	414,701	6.1%	5.7%
Total Medical Sales	1,404,953	1,345,099	4.4%	4.4%
Non-Medical Sales	56,968	41,679	36.7%	36.7%
Total Sales	$1,461,921	$1,386,778	5.4%	5.3%

Net income	$66,679	$5,961	NM
Diluted EPS	$2.09	$0.19	NM

(a)	During the first quarter of 2017, we revised the method used to present sales by product line in order to align the legacy Greatbatch and Lake Region Medical methodologies. We believe the revised presentation will provide improved reporting and better transparency into the operational results of our business and markets. Prior period amounts have been reclassified to conform to the new product line sales reporting presentation.

(b)	Organic Growth for sales is a Non-GAAP measure, which excludes the impact of foreign currency exchange and excludes the results of Nuvectra Corporation (“Nuvectra”) prior to its spin-off on March 14, 2016. Refer to Table C at the end of this release for a reconciliation of these amounts.

(NM)	Calculated change not meaningful.

	Three Months Ended
Non-GAAP(a)	4Q 2017	4Q 2016	Change	Organic Growth(b)
Adjusted EBITDA	$78,460	$70,535	11.2%	17.3%
Adjusted Net Income	$31,187	$27,174	14.8%	28.3%
Adjusted Diluted EPS	$0.96	$0.87	10.3%	24.1%

	Year Ended
Non-GAAP(a)	FY 2017	FY 2016	Change	Organic Growth(b)
Adjusted EBITDA	$285,601	$279,849	2.1%	7.4%
Adjusted Net Income	$90,173	$83,615	7.8%	22.9%
Adjusted Diluted EPS	$2.81	$2.68	4.9%	19.6%

(a)	Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b)	Organic Growth for Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are Non-GAAP measures, which exclude the foreign currency exchange impact reported in other (income) expense, net. Refer to Table D at the end of this release for a reconciliation of these amounts.

Discussion of Financial and Operational Results for the Fourth Quarter

  Medical segment sales grew on a reported and organic basis on strength in our Cardio & Vascular product line, primarily driven by strong demand for Integer owned product lines and increasing demand for contract manufactured products, as well as increased sales in the Advanced Surgical, Orthopedics and Portable Medical product line resulting from continued ramping of new products and customer inventory management actions.  Medical segment sales also benefited from stabilization in our Cardiac Rhythm Management & Neuromodulation product line as our customers experienced growth in the marketplace.
  Non-Medical segment sales grew on a reported and organic basis as a result of continued recovery in the energy market and new business wins.
  GAAP and Non-GAAP profitability metrics reflect strong sales growth and margin expansion from productivity in operations, offset by higher incentive compensation costs, a mix shift to lower margin product lines, and a small unfavorable foreign currency impact on intercompany loans.
  GAAP profitability metrics improved year-over-year primarily due to lower interest expense, a net gain on our cost and equity method investments, and a net benefit resulting from the Tax Reform Act partially offset by higher incentive compensation costs, and increased IP related litigation costs.
  Organic non-GAAP profitability metrics exclude the negative effect of foreign currency exchange losses, which are reported in other (income) expense, net and are primarily non-cash.

Tax Cuts and Jobs Act

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Reform Act”) was enacted, which significantly changed existing U.S. tax laws, reducing the federal corporate income tax rate from 35% to 21%, and imposing a deemed repatriation tax on unremitted foreign earnings, as well as other changes. As a result of the Tax Reform Act, our consolidated statement of operations reflects a net benefit of $39.4 million in the fourth quarter of fiscal year 2017.  This is net of an expense of $17.1 million for the one-time deemed repatriation tax and taxes associated with foreign withholding taxes.  Offsetting this charge was a $56.5 million benefit recorded from the re-measurement of our net U.S. deferred tax liabilities at the lower corporate tax rate.

We are reporting the impacts of the Tax Reform Act provisionally based upon reasonable estimates. The impacts are not yet finalized as they are dependent on factors and analysis not yet known or fully completed, including but not limited to, further analysis of our historical foreign earnings, the issuance of additional guidance, as well as our ongoing analysis of the Tax Reform Act.

Conference Call Information
The Company will host a conference call on Thursday, February 22, 2018, at 5:00 p.m. EST to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (866) 393-4306 (U.S.) or (734) 385-2616 (outside U.S.) and the conference ID is 5060888. The call will be archived on the Company’s website.

About Integer™
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Contact Information
Amy Wakeham
VP, Investor Relations
(214) 618-4978
IR@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and organic growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets including inventory step-up amortization, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on cost and equity method investments, (ix) extinguishment of debt charges, (x) the income tax (benefit) related to these adjustments and (xi) certain tax items that are outside the normal provision for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (x) and (xi), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) non-cash gains received from cost and equity method investments during the period. To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. Organic growth rates for Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS exclude the impact of foreign currency exchange gains and losses included in other (income) expense, net. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, and organic growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform and tax reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC. Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Year Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Sales	$390,481	$359,591	$1,461,921	$1,386,778
Cost of sales	285,663	266,700	1,068,370	1,008,479
Gross profit	104,818	92,891	393,551	378,299
Operating expenses:
Selling, general and administrative expenses	42,617	37,510	161,573	153,291
Research, development and engineering costs	15,340	12,643	55,247	55,001
Other operating expenses (“OOE”)	12,337	11,733	37,292	61,737
Total operating expenses	70,294	61,886	254,112	270,029
Operating income	34,524	31,005	139,439	108,270
Interest expense	25,435	27,875	106,460	111,270
(Gain) loss on cost and equity method investments, net	(1,354)	1,765	1,565	833
Other (income) expense, net	527	(3,178)	9,587	(5,018)
Income before income taxes	9,916	4,543	21,827	1,185
Income tax benefit	(44,422)	(3,390)	(44,852)	(4,776)
Net income	$54,338	$7,933	$66,679	$5,961

Earnings per share:
Basic	$1.71	$0.26	$2.12	$0.19
Diluted	$1.68	$0.25	$2.09	$0.19

Weighted average shares outstanding:
Basic	31,698	30,845	31,402	30,778
Diluted	32,383	31,254	31,888	30,973

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	December 29, 2017	December 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$44,096	$52,116
Accounts receivable, net	242,456	204,626
Inventories	227,534	225,151
Refundable income taxes	37	13,388
Prepaid expenses and other current assets	17,786	22,026
Total current assets	531,909	517,307
Property, plant and equipment, net	370,375	372,042
Amortizing intangible assets, net	830,105	849,772
Indefinite-lived intangible assets	90,288	90,288
Goodwill	990,238	967,326
Deferred income taxes	4,152	3,970
Other assets	31,278	31,838
Total assets	$2,848,345	$2,832,543
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$30,469	$31,344
Accounts payable	83,517	77,896
Income taxes payable	13,477	3,699
Accrued expenses	81,540	72,281
Total current liabilities	209,003	185,220
Long-term debt	1,578,696	1,698,819
Deferred income taxes	145,364	208,579
Other long-term liabilities	21,901	14,686
Total liabilities	1,954,964	2,107,304
Stockholders’ equity:
Common stock	32	31
Additional paid-in capital	669,756	637,955
Treasury stock	(4,654)	(5,834)
Retained earnings	176,068	109,087
Accumulated other comprehensive income (loss)	52,179	(16,000)
Total stockholders’ equity	893,381	725,239
Total liabilities and stockholders’ equity	$2,848,345	$2,832,543

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - Unaudited
(in thousands)

	Year Ended
	December 29, 2017	December 30, 2016
Cash flows from operating activities:
Net income	$66,679	$5,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102,796	90,524
Debt related charges included in interest expense	10,911	7,278
Stock-based compensation	14,680	8,408
Non-cash loss on cost and equity method investments	2,965	1,495
Other non-cash losses	7,110	5,216
Deferred income taxes	(59,212)	(7,350)
Changes in operating assets and liabilities:
Accounts receivable	(34,597)	(2,169)
Inventories	(986)	22,170
Prepaid expenses and other assets	4,854	(3,846)
Accounts payable	4,887	(1,127)
Accrued expenses	14,977	(13,935)
Income taxes payable	14,293	(7,093)
Net cash provided by operating activities	149,357	105,532
Cash flows from investing activities:
Acquisition of property, plant and equipment	(47,301)	(58,632)
Proceeds from sale of property, plant and equipment	472	347
Purchase of cost and equity method investments	(1,316)	(3,015)
Other investing activities	209	(2,000)
Net cash used in investing activities	(47,936)	(63,300)
Cash flows from financing activities:
Principal payments of long-term debt	(178,558)	(46,000)
Proceeds from issuance of long-term debt	50,000	57,000
Proceeds from the exercise of stock options	19,324	2,821
Payment of debt issuance costs	(2,360)	(1,177)
Distribution of cash and cash equivalents to Nuvectra Corporation	—	(76,256)
Purchase of non-controlling interests	—	(6,818)
Other financing activities	(75)	(1,716)
Net cash used in financing activities	(111,669)	(72,146)
Effect of foreign currency exchange rates on cash and cash equivalents	2,228	(448)
Net decrease in cash and cash equivalents	(8,020)	(30,362)
Cash and cash equivalents, beginning of year	52,116	82,478
Cash and cash equivalents, end of year	$44,096	$52,116

Non-GAAP Reconciliations

Table A: Net Income and Diluted EPS Reconciliation
(in thousands except per share amounts)

	Three Months Ended
	December 29, 2017			December 30, 2016
	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income	Per Diluted Share
As reported (GAAP)	$9,916	$54,338	$1.68	$4,543	$7,933	$0.25
Adjustments:
Amortization of intangibles (excluding OOE)(a)	11,099	7,854	0.24	9,411	6,646	0.21
IP related litigation (SG&A)(a)(b)	1,348	876	0.03	349	227	0.01
Consolidation and optimization expenses (OOE)(a)(c)	5,111	3,886	0.12	4,686	3,884	0.12
Acquisition and integration expenses (OOE)(a)(d)	813	926	0.03	5,173	3,406	0.11
Asset dispositions, severance and other (OOE)(a)(e)	522	475	0.01	1,874	1,301	0.04
Strategic reorganization and alignment (OOE)(a)(f)	5,891	3,829	0.12	—	—	—
(Gain) loss on cost and equity method investments, net(a)	(1,354)	(880)	(0.03)	1,765	1,147	0.04
Loss on extinguishment of debt(a)(g)	253	164	0.01	—	—	—
Tax adjustments(h)	—	(40,281)	(1.24)	—	2,630	0.08
Adjusted (Non-GAAP)	$33,599	$31,187	$0.96	$27,801	$27,174	$0.87

Diluted weighted average shares for adjusted EPS		32,383			31,254

	Year Ended
	December 29, 2017			December 30, 2016
	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income	Per Diluted Share
As reported (GAAP)	$21,827	$66,679	$2.09	$1,185	$5,961	$0.19
Adjustments:
Amortization of intangibles (excluding OOE)(a)	44,174	31,255	0.98	37,862	26,771	0.86
IP related litigation (SG&A)(a)(b)	4,375	2,844	0.09	3,040	1,976	0.06
Consolidation and optimization expenses (OOE)(a)(c)	13,349	10,529	0.33	26,490	21,582	0.69
Acquisition and integration expenses (OOE)(a)(d)	10,870	7,202	0.22	28,316	18,554	0.59
Asset dispositions, severance and other (OOE)(a)(e)	7,182	4,808	0.15	6,931	5,760	0.18
Strategic reorganization and alignment (OOE)(a)(f)	5,891	3,829	0.12	—	—	—
Loss on cost and equity method investments, net(a)	1,565	1,017	0.03	833	541	0.02
Loss on extinguishment of debt(a)(g)	3,525	2,291	0.07	—	—	—
Nuvectra results prior to spin-off(a)(j)	—	—	—	4,037	2,624	0.08
Tax adjustments(h)	—	(40,281)	(1.26)	—	(154)	—
Adjusted (Non-GAAP)	$112,758	$90,173	$2.81	$108,694	$83,615	$2.68

Diluted weighted average shares for adjusted EPS(i)		32,056			31,222

(a)	The difference between pre-tax and net income amounts is the estimated tax impact related to the respective adjustment. Net income amounts are computed using a 35% U.S. tax rate, and the statutory tax rates in Mexico, Germany, France, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of net operating losses. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b)	In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and a federal jury awarded the Company $37.5 million in damages. To date, no gains have been recognized in connection with this litigation.

(c)	During 2017 and 2016, we incurred costs primarily related to the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico, the closure of our Arvada, CO site and the consolidation of our two Galway, Ireland sites. In addition, 2017 costs also include expenses related to the closure of our Clarence, NY facility.

(d)	Reflects acquisition and integration costs related to the acquisition of Lake Region Medical, which was acquired in October 2015.

(e)	Amounts for 2017 primarily include expenses related to our CEO, CFO and Chief Human Resources Officer transitions. Amounts for 2016 primarily include legal and professional fees incurred in connection with the spin-off of Nuvectra, which was completed in March 2016.

(f)	As a result of the strategic review of our customers, competitors and markets we undertook during the fourth quarter of 2017, we began to take steps to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products. This will include focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment. As a result, during the fourth quarter we incurred charges related to the initial steps of this initiative which included lease termination charges and accelerated amortization of certain intangible assets.

(g)	Represents debt extinguishment charges in connection with pre-payments made on our Term B Loan Facility during 2017, which are included in interest expense.

(h)	Tax adjustments for the 2017 periods represent the net tax benefit resulting from the Tax Reform Act, which was signed into law on December 22, 2017. Tax adjustments include a discrete tax benefit related to certain transaction costs of the Lake Region Medical acquisition and the spin-off of Nuvectra in 2016 and a tax charge in the fourth quarter of 2016 and 2017 in connection with the enactment of regulations under §987 of the Internal Revenue Code, which resulted in an adjustment to our deferred tax assets.

(i)	The diluted weighted average shares for adjusted EPS for the years ended December 29, 2017 and December 30, 2016 include 168,000 and 249,000, respectively, of potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive in that period.

(j)	Represents the results of Nuvectra prior to its spin-off on March 14, 2016.

Table B: EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended		Year Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Net Income (GAAP)	$54,338	$7,933	$66,679	$5,961

Interest expense	25,435	27,875	106,460	111,270
Benefit for income taxes	(44,422)	(3,390)	(44,852)	(4,776)
Depreciation	14,575	13,699	56,084	52,662
Amortization (excluding OOE)	11,099	9,411	44,174	37,862
EBITDA (Non-GAAP)	61,025	55,528	228,545	202,979
IP related litigation	1,348	349	4,375	3,040
Stock-based compensation (excluding OOE)	4,618	1,160	12,424	6,933
Consolidation and optimization expenses	5,111	4,686	13,349	26,490
Acquisition and integration expenses	813	5,173	10,870	28,316
Asset dispositions, severance and other	522	1,874	7,182	6,931
Strategic reorganization and alignment	5,891	—	5,891	—
Noncash (gain) loss on cost and equity method investments	(868)	1,765	2,965	1,495
Nuvectra results prior to spin-off(a)	—	—	—	3,665
Adjusted EBITDA (Non-GAAP)	$78,460	$70,535	$285,601	$279,849

(a)	Represents the results of Nuvectra prior to its spin-off on March 14, 2016.

Table C: Organic Sales Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Nuvectra prior to Spin-off(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (4Q 2017 vs. 4Q 2016)
Medical Sales
Cardio & Vascular	11.9%	—	(0.8)%	11.1%
Cardiac & Neuromodulation	0.7%	—	—	0.7%
Advanced Surgical, Orthopedics & Portable Medical	11.0%	—	(2.2)%	8.8%
Total Medical Sales	7.9%	—	(1.0)%	6.9%
Non-Medical Sales	30.3%	—	—	30.3%
Total Sales	8.6%	—	(1.0)%	7.6%

YTD Change (2017 vs. 2016)
Medical Sales
Cardio & Vascular	9.4%	—	(0.2)%	9.2%
Cardiac & Neuromodulation	(2.5)%	0.2%	—	(2.3)%
Advanced Surgical, Orthopedics & Portable Medical	6.1%	—	(0.4)%	5.7%
Total Medical Sales	4.4%	—	—	4.4%
Non-Medical Sales	36.7%	—	—	36.7%
Total Sales	5.4%	—	(0.1)%	5.3%

(a)	Cardiac & Neuromodulation sales for the first quarter of 2016 includes $1.2 million relating to Nuvectra prior to its spin-off on March 14, 2016. This amount is excluded from prior year amounts when calculating Non-GAAP organic percentage growth.

(b)	Fourth quarter and year-to-date 2017 sales were positively impacted by approximately $3.4 million and $2.4 million, respectively, due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular and Advanced Surgical, Orthopedics & Portable Medical product lines.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Non-GAAP Adjustment(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (4Q 2017 vs. 4Q 2016)
EBITDA	9.9%	1.3%	6.1%	17.3%
Net Income	NM	14.8%	13.5%	28.3%
Diluted EPS	NM	10.3%	13.8%	24.1%

YTD Change (2017 vs. 2016)
EBITDA	12.6%	(10.5)%	5.3%	7.4%
Net Income	NM	7.8%	15.1%	22.9%
Diluted EPS	NM	4.9%	14.7%	19.6%

(a)	Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(b)	Represents the impact to our growth rate of the $3.7 million foreign currency exchange loss increase ($3.0 million net of tax, $0.09 per diluted share) for the fourth quarter of 2017 compared to the fourth quarter of 2016 and $14.6 million foreign currency exchange loss increase ($11.7 million net of tax, $0.37 per diluted share) for the year ended December 29, 2017 compared to the year ended December 30, 2016. These amounts are reported in other (income) expense, net in the consolidated statement of operations.

(NM)	Calculated change not meaningful.

Table E: Supplemental Financial Items Affecting Cash Flow

(dollars in millions)

	2018 Outlook	2017 Actual
Capital Expenditures	$50 - $55	$47
Depreciation and Amortization	$106 - $108	$103
Stock-Based Compensation	$10 - $12	$15
Other Operating Expense	$10 - $15	$37
Adjusted Effective Tax Rate	20% - 25%	20%
Cash Tax Payments	$13 - $15	$9